EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 6, 2008	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS PRELIMINARY 1ST QTR TOTALS FOR HOME BUILDING REVENUES,
BACKLOG AND CONTRACTS
Horsham, PA, February 6, 2008 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported first-quarter totals for home building revenues, contracts and backlog for the period ended January 31, 2008. These results are preliminary and unaudited. The Company will announce final results when it releases first-quarter earnings on February 27, 2008.
For FY 2008’s first quarter, home building revenues of approximately $842.7 million declined 22% compared to FY 2007’s first-quarter results. Backlog of approximately $2.40 billion declined 42% compared to FY 2007’s first-quarter-end.
Gross signed contracts for FY 2008’s first quarter of approximately $573.2 million and 904 homes declined 46% and 38%, respectively, versus FY 2007’s same period totals of $1.07 billion and 1,463 homes. In FY 2008’s first quarter, the Company had 257 cancellations totaling approximately $198.0 million, compared to 436 cancellations totaling $318.9 million in FY 2007’s first quarter, and 417 cancellations totaling $328.5 million in FY 2007’s fourth quarter. FY 2008 first-quarter net (after cancellations) signed contracts totaled 647 homes, or approximately $375.3 million, a decline of 37% in units and 50% in dollars, compared to FY 2007’s first-quarter results of 1,027 net signed contracts, or $748.7 million.
The average price per unit of gross contracts signed in FY 2008’s first quarter was $634,000, compared to $730,000 in FY 2007’s first quarter, due to the Company’s product mix, which, in the near term, has a higher percentage of multi-family attached communities that tend to be lower-priced than its single-family detached communities. The average price of the 257 first-quarter FY 2008 cancellations was a much higher $770,000 per unit. The effect of these cancellations, coupled with the Company’s product mix shift, was to reduce the average price of net signed contracts in FY 2008’s first quarter to $580,000 per unit. In FY 2007’s fourth quarter, the average price of gross contracts signed, cancellations and net contracts signed were $647,000, $788,000 and $557,000 respectively.
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The Company, which has continued to renegotiate and, in some cases, reduce its optioned land positions, ended FY 2008’s first quarter with approximately 57,000 lots owned and optioned, compared to approximately 91,200 at its peak at the second-quarter-end of FY 2006. The Company ended FY 2008’s first quarter with 315 selling communities, down from its peak of 325 at FY 2007’s second-quarter-end, and expects to be selling from approximately 300 communities by fiscal-year-end 2008.
Robert I. Toll, chairman and chief executive officer, stated: “The housing market remains very weak in most areas. Based on current traffic and deposits, we are not yet seeing much light at the end of the tunnel.
“We ended our first quarter with approximately $950 million in cash and more than $1.2 billion available under our multi-bank credit facility, which matures in March of 2011: We believe we are well-positioned as opportunities arise from the current turmoil in our industry.
“The Fed’s aggressive interest rate reductions shows its determination to reverse the economy’s current downward momentum and help provide a solution to the bond and credit crises. This action, in addition to several policy initiatives now under consideration in the Economic Stimulus bill in Washington, should be helpful to our industry’s recovery.”
Joel H. Rassman, chief financial officer, stated: “With conditions still weak in most markets, we expect to continue to face challenging times ahead. We are still in the midst of finalizing our first-quarter impairment analysis; however, we currently estimate that pre-tax write-downs in FY 2008’s first quarter will be between $150 million and $300 million.”
Robert I. Toll continued: “Based on the demographics, improved affordability and interest rates near historic lows, customers should be attracted to the abundance of standing inventory at the aggressively low prices being offered by builders. However, buyers seem to be hiding. We think that the market’s problem is a lack of confidence, not just regarding the direction of home prices, but, more broadly, in the direction of the overall economy and the state of the nation.
“We did see, however, for the first time in recent memory, the New York Times suggests that now might be a good time to buy a home. Perhaps this signals the beginning of a change in public sentiment in recognition of significantly improved housing affordability, low mortgage rates and a supply imbalance making it a buyer’s market.”
Toll Brothers’ preliminary financial highlights for the three-month period ended January 31, 2008 (unaudited):
▪	The Company signed 904 gross contracts totaling approximately $573.2 million in FY 2008’s first quarter, a decline of 38% and 46%, respectively, compared to the 1,463 gross contracts totaling $1.07 billion signed in FY 2007’s first quarter.
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▪	In FY 2008, first quarter cancellations totaled 257 compared to 417, 347, 384, 436, 585 and 317 in FY 2007’s fourth, third, second and first quarters and FY 2006’s fourth and third quarters, respectively. FY 2006’s third quarter was the first period in which cancellations reached elevated levels in the current housing downturn. FY 2008’s first quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 28.4%, versus 38.9%, 23.8%, 18.9%, 29.8%, respectively, in the preceding fourth, third, second and first quarters of 2007, and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters. As a percentage of beginning-quarter backlog, FY 2008’s first quarter cancellation rate was 6.5%, compared to 8.3%, 6.0%, 6.5% and 6.7% in the fourth, third, second and first quarters of FY 2007, respectively, and 7.3% and 3.6% in the fourth and third quarters of FY 2006, respectively.
▪	The Company’s FY 2008 first-quarter net contracts of 647 units, or approximately $375.3 million, declined by 37% and 50%, respectively, compared to FY 2007’s first-quarter contracts of 1,027 units, or $748.7 million. In addition, in FY 2008’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of approximately $18.0 million.
▪	In FY 2008, first-quarter-end backlog of approximately $2.40 billion decreased 42% from FY 2007’s first-quarter-end backlog of $4.15 billion. In addition, at January 31, 2008, unconsolidated entities in which the Company had an interest had a backlog of approximately $85.8 million.
▪	FY 2008’s first-quarter home building revenues of approximately $842.7 million decreased 22% from FY 2007’s first-quarter home building revenues of $1.09 billion. Revenues from land sales totaled approximately $0.5 million for FY 2008’s first quarter compared to $3.4 million in FY 2007’s first quarter.
▪	In addition, in the Company’s fiscal 2008 first quarter, unconsolidated entities in which the Company had an interest delivered homes with a value of approximately $11.5 million, compared to $20.6 million in the same period of FY 2007. The Company’s share of the profits from the delivery of these homes will be included in ‘Earnings in Unconsolidated Entities’ on the Company’s Income Statement.
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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 12:00 p.m. (EST) today, February 6, 2008, to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through February 26, 2008.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in other Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to anticipated operating results, financial resources, changes in revenues, changes in profitability, changes in margins, changes in accounting treatment, interest expense, land-related write-downs, home buyer cancellations, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to gain approvals and to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the ability to secure materials and subcontractors, the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future, industry trends, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to obtain adequate and affordable financing for the purchase of homes, the ability of home buyers to sell their existing homes, the availability and cost of labor and materials, and weather conditions.
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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia (2008 only), North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	January 31,		January 31,
	Units		$ (Millions)
HOME BUILDING REVENUES	2008	2007	2008	2007
COMPLETED CONTRACT COMMUNITIES
North	273	287	$204.4	$191.6
Mid-Atlantic	399	512	250.4	329.1
South	282	403	145.4	233.1
West	254	357	226.5	300.3

Total	1,208	1,559	826.7	1,054.1

PERCENTAGE OF COMPLETION(1)
North			$22.5	$19.5
South			(6.5)	13.6

Total	—	—	$16.0	$33.1

TOTAL
North	273	287	$226.9	$211.1
Mid-Atlantic	399	512	250.4	329.1
South	282	403	138.9	246.7
West	254	357	226.5	300.3

Total consolidated	1,208	1,559	$842.7	$1,087.2

CONTRACTS
COMPLETED CONTRACT COMMUNITIES (2)
North	178	340	$120.1	$276.3
Mid-Atlantic	224	329	130.6	207.2
South	185	212	103.5	118.4
West	66	122	30.7	129.3

Total	653	1,003	$384.9	$731.2

PERCENTAGE OF COMPLETION (1)
North		24	$4.5	$15.3
South	(6)		(14.1)	2.2

Total	(6)	24	$(9.6)	$17.5

TOTAL
North	178	364	$124.6	$291.6
Mid-Atlantic	224	329	130.6	207.2
South	179	212	89.4	120.6
West	66	122	30.7	129.3

Total consolidated	647	1,027	$375.3	$748.7

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	At January 31,		At January 31,
	Units		$ (Millions)
BACKLOG	2008	2007	2008	2007
COMPLETED CONTRACT COMMUNITIES(2)
North	1,336	1,493	$966.7	$1,121.3
Mid-Atlantic	798	1,422	556.8	942.9
South	692	1,400	387.1	781.7
West	486	1,270	471.7	1,165.3

Total	3,312	5,585	$2,382.3	$4,011.2

PERCENTAGE OF COMPLETION(1)
North	21	288	$15.9	$189.4
South	8	76	25.0	116.2
Less revenue recognized on units remaining in backlog			(24.3)	(166.9)

Total	29	364	$16.6	$138.7

TOTAL
North	1,357	1,781	$982.6	$1,310.7
Mid-Atlantic	798	1,422	556.8	942.9
South	700	1,476	412.1	897.9
West	486	1,270	471.7	1,165.3
Less revenue recognized on units remaining in backlog			(24.3)	(166.9)

Total consolidated	3,341	5,949	$2,398.9	$4,149.9

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(1)	Percentage of Completion deliveries in the three-month periods ended January 31, 2008 and 2007 are provided below:
Deliveries for the three-month period ended January 31,

	2008	2007	2008	2007
	Units	Units	$ (MILL)	$ (MILL)
North	45	52	$27.3	$36.3
South	3		7.7

Total	48	52	$35.0	$36.3

(2)	Completed contract communities’ contracts and backlog include certain projects that have extended sales and construction cycles. Information related to these projects’ contracts signed in the three-month periods ended January 31, 2008 and 2007, and the backlog of undelivered homes at January 31, 2008 and 2007 are provided below:
Contracts — Three Months Ended January 31,

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
North	34	123	$32.0	$140.0
Mid-Atlantic	5	1	2.6	0.4
West	(27)	1	(13.6)	0.4

Total	12	125	$21.0	$140.8

Revenues — Three Months Ended January 31,

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
North	60		$68.2
Mid-Atlantic	18		6.8

Total	78	—	$75.0	—

Backlog at January 31,

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
North	507	379	$462.9	$383.9
Mid-Atlantic	59	59	25.8	24.0
West	22	27	16.8	18.6

Total	588	465	$505.5	$426.5

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Unconsolidated entities:
The Company has investments and advances to several entities that are accounted for using the equity method of accounting. Information on revenues, contracts signed and backlog are provided below:

	2008	2007	2008	2007
	Units	Units	$ (Mill)	$ (Mill)
Three months ended January 31,
Contracts	23	45	$18.0	$29.2
Revenue	15	27	$11.5	$20.6
Backlog at January 31,	116	43	$85.8	$26.7
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